CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement on Form S-11 (File No. 333-235707) of Generation Income Properties, Inc. (the “Company”) of our report dated April 8, 2024 with respect to the audited consolidated financial statements of Generation Income Properties, Inc. for the years ended December 31, 2023 and 2022 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which appears in Prospectus Supplement No. 14 to the Prospectus, dated December 6, 2022, included the Registration Statement on Form S-11, as amended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 11, 2024